Exhibit 10.22

Section 409A Amendment Document

WHEREAS, the American Jobs Creation Act was signed into law on October 22, 2004 and it added Section 409A to the Internal Revenue Code of 1986, as amended (“Section 409A”), which, principally, restricts the timing of deferral elections and the time and form of distributions of certain nonqualified deferred compensation (“NQDC”) provided to employees, independent contractors and directors who are U.S. taxpayers (including expatriates); and

WHEREAS, all NQDC must be in documentary compliance with Section 409A by December 31, 2008, pursuant to final Treasury Department and Internal Revenue Service (“IRS”) regulations that will become effective January 1, 2009 and, prior to that date, transitional guidance (i) required good faith operational compliance with Section 409A until those regulations became effective and (ii) permitted certain changes to the timing of deferral elections and the time and form of distributions that would otherwise not be permitted under Section 409A; and

WHEREAS, there are a variety of compensation arrangements that are exempt from Section 409A, including, but not limited to, compensation payable within the short-term deferral period under the Section 409A regulations, restricted stock awards, stock options granted at fair market value, separation pay resulting from an involuntary termination of employment and “grandfathered” amounts under the Section 409A regulations; and

WHEREAS, if no exemption from Section 409A applies to a particular NQDC arrangement, such NQDC must be in both documentary and operational compliance with Section 409A; and

WHEREAS, if the NQDC does not comply with Section 409A and the regulations thereunder, the affected individual will be subject to immediate ordinary income tax, a “penalty” tax of 20%, and additional interest payments with respect to such NQDC and certain other “like” NQDC arrangements in which the individual participates (even if such “like” NQDC arrangements comply with Section 409A); and

WHEREAS, Marsh & McLennan Companies, Inc. (“MMC”) and its operating company subsidiaries (together with MMC, the “Company”) has a reporting obligation with respect to NQDC and any nonexempt, noncompliant NQDC; and

WHEREAS, the Company has worked to (i) interpret and apply the guidance issued to date by the Treasury Department and the IRS and the legal advice provided by counsel on Section 409A; (ii) identify, collect and assess compensation arrangements that are or may be affected by Section 409A; (iii) operate NQDC arrangements in good faith compliance with Section 409A; and (iv) address any identified Section 409A compliance issues consistent with the Company’s philosophy for its Section 409A compliance efforts, specifically: (A) design or amend the Company’s compensation arrangements to be exempt from Section 409A; and (B) if an exemption from Section 409A is unavailable or undesirable for business reasons, design, operate and/or amend the NQDC so that it complies with Section 409A and the regulations thereunder; provided, that any such amendments minimize, to the extent practicable, any adverse impact to the service providers; and

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WHEREAS, the Company has taken significant actions to date related to Section 409A compliance, including, but not limited to:

(i)	Provided background on Section 409A and how it affects the Company’s compensation arrangements to the Company’s Human Resources Executive Team in September 2007;

(ii)	Adopted interim operational compliance measures, beginning in 2005, for the three MMC non-qualified retirement plans – the Supplemental Savings & Investment Plan (“SSIP”), the Benefit Equalization Plan (“BEP”) and the Supplemental Retirement Plan (“SRP”);

(iii)	Amended and restated the SSIP, BEP and SRP legal plan documents and adopted updated plan summaries;

(iv)	Amended and restated the Company’s broad-based severance plans to either be exempt from or compliant with Section 409A and the regulations thereunder;

(v)	Established procedures to determine the Company’s “specified employees” for each 12-month period from April 1 to March 31;

(vi)	Analyzed all operating company specific plans, agreements or arrangements that might be affected by Section 409A;

(vii)	Developed a standard form offer letter for each operating company;

(viii)	Distributed a prospectus supplement to the recipients of equity-based awards affected by Section 409A regarding amendments to the terms and conditions of those awards;

(ix)	Notified participants of the MMC Save As You Earn Plan (for the United Kingdom) and the MMC Irish Savings Related Share Option Scheme regarding the Section 409A consequences of their continued participation if they are or may become a U.S. taxpayer;

(x)	Recommended amendments to the MMC Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”) to comply with Section 409A and the regulations thereunder, which amendments were adopted by the Board of Directors;

(xi)	Amended certain agreements with individual service providers, including, but not limited to, employment agreements and independent contractor agreements;

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(xii)	Adopted a Section 409A compliance policy to interpret and administer the terms of agreements with individual service providers, incentive compensation arrangements and taxable fringe benefit arrangements to allow compensation paid under such arrangements to either be exempt from or compliant with Section 409A and the regulations thereunder (the “Compliance Policy”);

(xiii)	Retained outside advisors to assist in the analysis of Section 409A compliance issues and in the preparation of the above documents and measures, including the law firm Roberts and Holland with respect to the nonqualified retirement plans, the law firm Davis Polk & Wardwell with respect to equity-based awards and the Directors’ Stock Plan, the law firm Kramer Levin Naftalis & Frankel with respect to individual agreements, incentive compensation arrangements, severance arrangements and taxable fringe benefit arrangements and the benefits and compensation consultants at Mercer Human Resources Consulting regarding most of the arrangements described above; and

WHEREAS, on November 19, 2008, the Compensation Committee of the MMC Board of Directors (the “Compensation Committee”): (i) approved certain amendments to equity-based awards granted by the Company (the “Committee Approval”); and (ii) authorized MMC management to make any amendments to existing compensation arrangements deemed necessary or appropriate in order to make such arrangements exempt from or, alternatively, compliant with Section 409A and the regulations thereunder; provided, that any such amendments minimize, to the extent practicable, any adverse impact on the service providers (the “Authority to Amend”); and

WHEREAS, pursuant to the Committee Approval, the Authority to Amend and additional general and specific corporate authority for these matters, the Vice President of Corporate Human Resources approved: (i) the distribution of a prospectus supplement entitled “Amendments to Certain MMC Equity-Based Awards Due to U.S. Tax Law Changes” dated December 10, 2008 (the “Prospectus Supplement”) to the recipients of certain equity-based awards affected by Section 409A, which approval is confirmed by execution of this amendment; (ii) a document entitled “Marsh & McLennan Companies, Inc. Internal Revenue Code Section 409A Compliance Policy for Covered Arrangements”; and (iii) a document entitled “Section 409A Compliance Amendment for Severance Plans;” and

WHEREAS, the Company has determined that it is desirable to make certain additional amendments to: (i) awards granted under the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan or the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (collectively, the MMC Equity Plans”) that may be subject to Section 409A; and (ii) other compensation arrangements that may be subject to Section 409A, including, but not limited to, individual agreements, incentive plans, programs and policies, taxable fringe benefit plans, programs and policies, the BEP, the SRP, the SSIP and any other nonqualified retirement plan, and any other element of compensation for a service provider providing services to the Company (collectively, the “Compensation Arrangements”); and

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WHEREAS, pursuant to the Committee Approval, the Authority to Amend and additional general and specific corporate authority for these matters, the Vice President of Corporate Human Resources is authorized to make the desired amendments;

NOW, THEREFORE, the following amendments are adopted and approved, effective January 1, 2009:

1.	The amendments set forth in the Prospectus Supplement.

2.	Performance restricted stock unit awards granted under the MMC Equity Plans on or about March 15, 2006 (the “2006 PRUs”), on or about February 12, 2007 (the “2007 PRUs”) and on or about February 26, 2008 (the “2008 PRUs”) shall be amended as follows:

(a)	With respect to the 2006 PRUs, as follows:

(i)	If the grantee is one of MMC’s most senior executives, as determined by the Compensation Committee, the substance of Amendments A1 and A2 in the Prospectus Supplement shall apply to the Terms and Conditions of such individual’s 2006 PRUs; and

(ii)	For any other grantee, the substance of Amendments B1, B2, B3, B4 and B5 in the Prospectus Supplement shall apply to the Terms and Conditions of such individual’s 2006 PRUs.

(b)	With respect to the 2007 PRUs, as follows:

(i)	If the grantee is one of MMC’s most senior executives, as determined by the Compensation Committee, and such grantee is not and will not become eligible for “Normal Retirement” (as defined in the Terms and Conditions of the award) at any point while that award is outstanding, the substance of Amendments A1 and A2 in the Prospectus Supplement shall apply to the Terms and Conditions of such individual’s 2007 PRUs; and

(ii)	For any other grantee, the substance of Amendments B1, B3, B4 and B5 in the Prospectus Supplement shall apply to such individual’s 2007 PRUs.

(c)	With respect to the 2008 PRUs, as follows:

(i)	If the grantee is or will become eligible for “Normal Retirement” or “Early Retirement” (each as defined in the Terms and Conditions of the award) at any point while that award is outstanding, the substance of Amendments C1, C2, C3, C4 and C5 in the Prospectus Supplement shall apply to the Terms and Conditions of such individual’s 2008 PRUs; and

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(ii)	For any other grantee, the substance of A1 and A2 in the Prospectus Supplement shall apply to the Terms and Conditions of such individual’s 2008 PRUs.

3.	Any award granted under an MMC Equity Plan that was not amended by the Prospectus Supplement or Amendment 2 above, but which, without the application of this Amendment 3, would be neither exempt from, nor compliant with, Section 409A and the regulations thereunder, is hereby amended consistent with the principles, practices and specific methodologies documented herein, in the Compliance Policy, in the Prospectus Supplement and in Amendment 2 above, including, but not limited to, MMC’s philosophy for amending such arrangements as set forth in the Authority to Amend ( “MMC’s Section 409A Principles”).

4.	If any award granted under an MMC Equity Plan that was amended by the Prospectus Supplement or Amendment 2 above would not be exempt from, nor compliant with, Section 409A and the regulations thereunder, even after the application of such amendments, such award is hereby amended to the extent necessary to ensure that such award is fully exempt from or compliant with Section 409A and the regulations thereunder in a manner consistent with MMC’s Section 409A Principles.

5.	Any Compensation Arrangement that was not amended or interpreted by the actions taken by the Company by December 31, 2008, including under any of the documents referenced herein, but which, without the application of the terms of such amendment or interpretive document or action, would be neither exempt from, nor compliant with, Section 409A and the regulations thereunder, is hereby amended consistent with MMC’s Section 409A Principles.

6.	If any Compensation Arrangement that was amended or interpreted by the actions taken by the Company by December 31, 2008, including under any of the documents referenced herein, would not be exempt from, nor compliant with, Section 409A and the regulations thereunder, even after the application of such amendments, interpretation or action, such Compensation Arrangement is hereby amended to the extent necessary to ensure that such Compensation Arrangement is fully exempt from or compliant with Section 409A in a manner consistent with MMC’s Section 409A Principles.

7.	If any additional amendments are necessary to make an award granted under an MMC Equity Plan or a Compensation Arrangement exempt from, or compliant with, Section 409A and the regulations thereunder, in accordance with MMC’s Section 409A Principles, such equity-based award or such Compensation Arrangement is hereby amended to the extent necessary to ensure that it is exempt from or compliant with Section 409A and the regulations thereunder.

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IN WITNESS WHEREOF, Leon J. Lichter, in his capacity as Vice President of Corporate Human Resources, has executed these amendments on December 24, 2008.

/s/ Leon J. Lichter
Leon J. Lichter
Vice President of Corporate Human Resources

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